CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation and use in this Registration Statement of Centrex, Inc. (the "Company") on Form SB-2 of our report dated March 19, 2003, on the financial statements of Centrex, Inc. (the "Company") at December 31, 2002, for the period from inception (October 6, 1998) to December 31, 2002, and for the years ended December 31, 2002 and 2001, appearing in the Prospectus, which is part of this Registration Statemetn, and to the reference to our firm under the caption "Experts" included in such Prospectus.

         Our report, dated March 19, 2003, contains an explanatory paragraph that states that Centrex, Inc. is a development stage company with insufficient revenues to fund development and operating expenses, and the Company also has insufficient cash to fund obligations as they become due, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ TULLIUS TAYLOR SARTAIN & SARTAIN LLP

Tulsa, Oklahoma
September 19, 2003